GROUP FLEXIBLE PREMIUM DEFERRED VARIABLE ANNUITY CONTRACT

GROUP ANNUITY CONTRACT NO. [12345]

ISSUE DATE:

CONTRACT HOLDER:  [EMPLOYER OR TRUSTEE]

--------------------------------------------------------------------------------

This Group Annuity Contract is issued in consideration of payment of the Contributions.

The terms of this Group Annuity Contract, which consists of the following pages including the Application are agreed to by the Contract Holder and AXA Equitable Life Insurance Company ("AXA Equitable").

In this Contract "we", "our" and "us" mean AXA Equitable.

AXA EQUITABLE LIFE INSURANCE COMPANY




/s/ Christopher M. Condron                 /s/ Pauline Sherman
----------------------------------         ------------------------------------
Christopher M. Condron                     Pauline Sherman
President, Chairman and Chief              Senior Vice President, Secretary and
Chief Executive Officer                    Associate General Counsel



GROUP FLEXIBLE PREMIUM COMBINATION FIXED AND VARIABLE DEFERRED ANNUITY CONTRACT.

THE PORTION OF ANNUITY ACCOUNT VALUE HELD IN THE VARIABLE SEPARATE ACCOUNT MAY INCREASE OR DECREASE IN VALUE.

INTEREST RATE IS GUARANTEED WITH RESPECT TO THE PORTION OF THE ANNUITY ACOUNT VALUE HELD IN THE GUARANTEED INTEREST OPTION.

THIS GROUP ANNUITY CONTRACT CONTAINS A MARKET VALUE ADJUSTMENT FORMULA THAT MAY RESULT IN A POSITIVE OR NEGATIVE ADJUSTMENT IN BENEFITS. FIXED MATURITY OPTIONS ARE ONLY AVAILABLE IF THE RATE TO MATURITY IS MORE THAN 3%.

             FIXED AND VARIABLE ANNUITY BENEFITS- NON-PARTICIPATING




2004EDCGAC
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                                TABLE OF CONTENTS

                                                                            Page

Part I         Definitions                                                    3
Part II   -
               Investment Options                                             7
               Section 2.01-Availability and Types of Investment Options
               Section 2.02-Guaranteed Interest Option-Conditions
               Section 2.03-Separate Account
               Section 2.04-Variable Investment Options/Accumulation
               Units and Unit alues
               Section 2.05-Changes with Respect to Variable Separate
               Accounts
               Section 2.06-Fixed Maturity Option



Part III  -    Contributions, Allocations and Discontinuance                 13
               Section 3.01-Contributions
               Section 3.02-Allocations
               Section 3.03-Discontinuance of Contributions


Part IV   -    Transfers Among Investment Options                            14

               Section 4.01-Transfer Requests
               Section 4.02-Transfer Rules

Part V    -    Distributions and Death Benefits                              16
               Section 5.01-Restrictions on Distributions
               Section 5.02-General Withdrawals
               Section 5,03-Withdrawal for a Direct Rollover
               Section 5.04-Death Benefit
               Section 5.05-Beneficiary Continuation Option


Part VI   -    Plan Loans                                                    20

               Section 6.01 Loans


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                          TABLE OF CONTENTS (continued)

Part VII  -    Annuity Benefits                                              22

                Section 7.01-Forms of Distribution
                Section 7.02-Election/Report For
                Annuity Benefit Section 7.03-Annuity
                Benefit Forms Section 7.04-Amount of
                Annuity Benefits Section 7.05-Annuity
                Benefit Section 7.06-Payment of
                Benefits and Required Minimum
                Distribution Rules Section
                7.07-Commencement of Annuity Benefits
                Section 7.08-Conditions Section
                7.09-Changes

Part VIII  -    Participant Accounts                                         26
                Section 8.01-Participant Accounts



Part IX    -    Charges                                                      27

                Section 9.01-Withdrawal Charges
                Section 9.02-Early Withdrawal Charge
                Section 9.03-Third Party Transfers
                Section 9.04-Employer Expense
                Deduction Section 9.05-Charges
                Deducted From Annuity Account Value
                Section 9.06-Transfer and Loan
                Charges Section 9.07-Variable
                Separate Account Charge Section
                9.08-Plan RecordKeeping Service
                Charges Section 9.09-Applicable Tax
                Charges Section 9.10-Changes

 Part X         Unallocated Account                                          29

Part XI   -     General Provisions                                           30

                Section 11.01-Contract
                Section 11.02-Statutory Compliance
                Section 11.03-Deferment

                Section 11.04-Non-Forfeitability,
                Non-Transferability and Assignments
                Section 11.05-Ownership Rights
                Section 11.06-Employer's
                Responsibility Section 11.07-Plan
                Status Section 11.08-Termination of
                the Contract Section
                11.09-Disqualification of Plan or
                Contract Section 11.10-Manner of
                Payment Section 11.11-Reports and
                Notices Section 11.12-Contract
                Holder's Responsibility

                Table of Guaranteed Annuity Payments                         33






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                              PART I - DEFINITIONS

SECTION 1.01-ACCUMULATION UNIT

"Accumulation Unit" means a unit of measure used to calculate the variable Annuity Account Value during the accumulation period.

SECTION 1.02-ACCUMULATION UNIT VALUE

"Accumulation Unit Value" means the dollar value of each Accumulation Unit in a Variable Separate Account on a given date.

SECTION 1.03-ANNUITY ACCOUNT VALUE

"Annuity Account Value" means with respect to each Participant the sum of the amounts held for the benefit of the Participant in the Investment Options, including any amount in the Loan Reserve Account.

SECTION 1.04-ANNUITY BENEFIT

"Annuity Benefit" means a benefit payable by us pursuant to Part VII of this Contract.

SECTION 1.05-ANNUITY COMMENCEMENT DATE

"Annuity Commencement Date" means the date on which annuity payments to the Participant are to commence as reported to us by the Employer.

SECTION 1.06-ANNUITY UNIT

"Annuity Unit" means a unit of measure used after the Annuity Commencement Date to calculate the amount of variable annuity payout.

SECTION 1.07-APPLICATION

"Application" means the Application for this Group Annuity Contract or participation in this Group Annuity Contract by the Employer and accepted by us.

SECTION 1.08-BENEFICIARY

"Beneficiary" means the person designated by the Participant under the Plan to receive the death benefit.

SECTION 1.09-BUSINESS DAY

"Business Day" means any day on which the New York Stock Exchange is open for trading and generally ends at 4:00 P.M., Eastern Time, or such other time as we state in writing to the Participant.

SECTION 1.10-CASH VALUE

"Cash Value" means an amount equal to the Annuity Account Value held for the Participant, less any charge that applies and less the amount of the entire unpaid balance of any loan, including interest due but not paid.

SECTION 1.11-CERTIFICATE

"Certificate" means the document issued to each Participant as evidence of the Participant's enrollment under this Contract.





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SECTION 1.12-CODE

"Code" means the Internal Revenue Code of 1986, as now or hereafter amended, or any corresponding provisions of prior or subsequent United States revenue laws, and includes applicable tax regulations.

SECTION 1.13-CONTRACT

"Contract" means this Group Annuity Contract and Application between the Contract Holder, Employer and us providing a variable annuity to fund the Plan. The terms of the Contract are agreed to by the Employer and us.

SECTION 1.14-CONTRACT DATE

"Contract Date" means the date following our acceptance of an Application with respect to a Plan.

SECTION 1.15-CONTRACT HOLDER

"Contract Holder" means the person or entity as set forth on the cover page of this Contract.

SECTION 1.16-CONTRACT YEAR

"Contract Year" with respect to a Plan means the twelve-month period starting on
(i) the Contract Date and (ii) each anniversary of the Contract Date, unless we agree to another period.

SECTION 1.17-CONTRIBUTION

"Contribution" means a payment remitted to us under the section "Contributions".

SECTION 1.18-EMPLOYER

The term "Employer" means a governmental unit which is a State, a political subdivision of a State, or any agency or instrumentality of a State or political subdivision of a State as defined in Section 457(e)(1)(A) of the Code, which has adopted a Plan which participates under this Contract.

SECTION 1.19-EXPIRATION DATE

"Expiration Date" means the date that a Fixed Maturity Option matures.

SECTION 1.20-FIXED MATURITY AMOUNT

"Fixed Maturity Amount" means the amount held with respect to a given Fixed Maturity Option. The Fixed Maturity Amount reflects Contributions and transfers made to a Fixed Maturity Option, plus interest at the Rate to Maturity, minus any withdrawals, transfers and charges, if any, deducted from a Fixed Maturity Option.

SECTION 1.21-FIXED MATURITY OPTION

"Fixed Maturity Option" means the Investment Option that specifies a period of time during which the Rate to Maturity is guaranteed to remain the same for amounts allocated to and held for such period until its expiration.

SECTION 1.22-GUARANTEED INTEREST OPTION

"Guaranteed Interest Option" means the Investment Option that pays interest at Guaranteed Interest Rates set by us from time to time.





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SECTION 1.23-GUARANTEED INTEREST RATE

"Guaranteed Interest Rate" means the effective annual rate at which interest accrues on amounts allocated to the Guaranteed Interest Option.

SECTION 1.24-INVESTMENT OPTION

"Investment Option" means a Variable Investment Option, Fixed Maturity Option or Guaranteed Interest Option.

SECTION 1.25-PARTICIPANT

"Participant" means an individual covered under the Plan who has been enrolled under this Contract and for whom we maintain an Annuity Account Value.

SECTION 1.26-PARTICIPATION DATE

"Participation Date" means the earlier of (a) the Business Day on which we issue a Certificate to the Participant under this Contract and (b) the Business Day on which the first Contribution for the Participant is received at the Processing Office.

The original Participation Date is the Business Day on which the Participant was enrolled under a Prior Contract/Certificate if applicable.

SECTION 1.27-PARTICIPATION YEAR

"Participation Year" means, with respect to the Participant, the twelve-month period starting on (i) the Participation Date and (ii) each anniversary of the Participation Date, unless we agree to another period.

SECTION 1.28-PLAN

"Plan" means a governmental plan, described in Section 457(g) of the Code, adopted and maintained by the Employer, that is intended to meet the requirements of Section 457(b) of the Code and which is named in the Application.

SECTION 1.29-PORTFOLIO

"Portfolio" means a separate class (or series) of shares of a specified trust or investment company, where each class (or series) represents a separate portfolio in the specified trust or investment company.

SECTION 1.30-PRIOR CONTRACT

"Prior Contract" means a contract or certificate issued by us and from which the Employer and we have agreed to transfer certain assets or liabilities associated with the Plan, if applicable, to this Contract.

SECTION 1.31-PROCESSING OFFICE

"Processing Office" means our administrative office or such other location as we may designate upon written notice to the Employer.

SECTION 1.32-PROCESSING DATE

"Processing Date" means the day(s) we deduct charges from the Annuity Account Value.




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SECTION 1.33-RATE TO MATURITY

"Rate to Maturity" means a specified interest rate that we credit to amounts allocated to a Fixed Maturity Option. Different Fixed Maturity Options have different Rates to Maturity.

SECTION 1.34-SEPARATE ACCOUNT

"Separate Account" means Separate Account [48] (which contains the Fixed Maturity Options) and the Variable Separate Account(s).

SECTION 1.35-TRANSACTION DATE

"Transaction Date" means the Business Day we receive a Contribution or a transaction request at the appropriate Processing Office. Transaction requests must be in a form acceptable to us.

SECTION 1.36-VARIABLE INVESTMENT OPTION

"Variable Investment Option" means either a subaccount of a Variable Separate Account, or a Variable Separate Account that has not been divided into subaccounts. A Variable Investment Option may invest its assets in a Portfolio.

SECTION 1.37-VARIABLE SEPARATE ACCOUNT

"Variable Separate Account(s) refers to our Separate Account A and any Separate Accounts added to this Contract as described in Part II except Separate Account [48]. Variable Separate Accounts may be divided into subaccounts.



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                                    PART II - INVESTMENT OPTIONS

SECTION 2.01-AVAILABILITY AND TYPES OF INVESTMENT OPTIONS

The Application sets forth the Investment Options available under this Contract as of the issue date.

The availability of Investment Options may be subject to the terms of the Plan, as reported to us by the Employer.

We reserve the right to change, limit or amend the number of Investment Options that an Employer may elect.

The Investment Options may consist of Investment Options that are classified as "Type A" or "Type B", or any other type that may be specified in the Application, as we designate in our discretion for purposes of the transfer rules described in the section "Transfer Rules". The Application indicates the classification as of the issue date of this Contract. Announcements of new Investment Options will include the new Option type.

SECTION 2.02-GUARANTEED INTEREST OPTION-CONDITIONS

(a)  GUARANTEED INTEREST OPTION

     Any amount held for the Participant in the Guaranteed Interest Option becomes part of our general assets, which support the guarantees of this Contract as well as other policies and contracts that we offer.

     The amount held for each Participant in such Guaranteed Interest Option at any time with respect to this Contract is equal to the sum of:

     o all amounts that have been allocated or transferred to such Guaranteed Interest Option, plus

     o   the amount of any interest credited, less

     o all amounts that have been withdrawn (including charges) or transferred from such Option.

     We will credit the amount held in the Guaranteed Interest Option with interest at effective annual rates that we set. We will also set a minimum Guaranteed Interest Rate that will remain in effect throughout a stated twelve-month period or a calendar year. We credit interest daily to amounts in the Guaranteed Interest Option.

     We guarantee that any rate so determined will never be less than the minimum Guaranteed Interest Rate specified in the Application.

(b)  CONDITIONS

         The Employer agrees:

         (i) With respect to the investment option of the Plan that is funded under the Guaranteed Interest Option and to the extent that the Plan provides for allocations to, and transfers to and from such option are to be made solely at the discretion of the individuals covered by the Plan, such allocations and transfers are to be made in accordance with instructions by the Employer or Participant covered by the Plan. We are to be given at least 60 days advance written notice by the Employer of any noncompliance with this condition.

         (ii) The Employer is to provide us with any amendment to the Plan or its investment policy, any communication to the Participants covered by the Plan concerning the Guaranteed Interest Option or the investment option of the Plan to which it relates, or any change in the manner in which the Plan is administered. Any such document is to be provided to us at least 60 days before its effective date.



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              We may also request, and the Employer will thereupon provide, any other information that we reasonably determine would bear upon the flow of funds to and from the Guaranteed Interest Option.

     If the conditions stated in (i) and (ii) above are not complied with or, if the Employer fails to remit Contributions in accordance with Part III on "Contributions, Allocations and Discontinuance" or if we determine and so notify the Employer by written notice that an amendment to the Plan, its investment policy, or any change in the manner in which the Plan is administered would materially and adversely affect the flow of funds to or from the Guaranteed Interest Option, then we will have the right to:

          1. decline further requests for transfers to or from the Guaranteed Interest Option; and/or

          2. deem that a discontinuance of Contributions has occurred under the section, "Discontinuance of Contributions".

SECTION 2.03-SEPARATE ACCOUNT

We have established the Separate Account(s) and maintain the Separate Account(s) in accordance with the laws of New York State. Income, realized and unrealized gains and losses from the assets of a Separate Account are credited to or charged against it without regard to our other income, gains or losses. Assets are placed in the Separate Account(s) to support the Contract and other annuity contracts and certificates. Assets may be placed in the Separate Account(s) for other purposes, but not to support contracts or policies other than variable annuities and variable life insurance.

The assets of a Separate Account are our property. The portion of such assets equal to the reserves and other contract liabilities with respect to the Separate Account will not be chargeable with liabilities that arise out of any other business we conduct. We may transfer assets of a Separate Account in excess of the reserves and other Contract liabilities with respect to such Separate Account, to another Separate Account, or to our general account.

We may, in our discretion, invest Separate Account assets in any investment permitted by applicable law. We may rely conclusively on the opinion of counsel (including counsel in our employ) as to the type of investments that the Separate Account is permitted by law to make.

SECTION 2.04-VARIABLE INVESTMENT OPTIONS/ACCUMULATION UNITS AND UNIT VALUES

The amount in a Variable Separate Account at any time is equal to the number of Accumulation Units in that Account multiplied by the Accumulation Unit Value that applies at that time. If the Contract has Variable Investment Options, then the terms of this section apply separately to each Variable Investment Option, unless otherwise stated.

Amounts allocated or transferred to a Variable Investment Option are used to purchase Accumulation Units of that Option. Accumulation Units are redeemed when amounts are deducted, transferred or withdrawn. The number of Accumulation Units in a Variable Investment Option at any time is equal to the number of Accumulation Units purchased minus the number of Accumulation Units redeemed in that Variable Investment Option up to that time. The number of Accumulation Units purchased or redeemed in a transaction is equal to the dollar amount of the transaction divided by the Variable Investment Option Accumulation Unit Value for that Transaction Date.

We determine Accumulation Unit Values for each Variable Investment Option for each Valuation Period. A "Valuation Period" is each Business Day together with any consecutive preceding non-business days. For example, for each Monday that is a Business Day, the preceding Saturday and Sunday will be included to equal a three-day Valuation Period.



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The Accumulation Unit Value of a Variable Investment Option for any Valuation
Period is equal to the Accumulation Unit Value for that Variable Investment Option on the immediately preceding Valuation Period multiplied by the Net Investment Factor for that Variable Investment Option for the current Valuation Period. The Net Investment Factor for a Valuation Period is (a) divided by (b) minus (c), where:

(a) is the value of the Portfolio shares held by the Variable Investment Option at the end of the Valuation Period (before taking into account any amounts allocated to, or withdrawn from, the Variable Investment Option for the Valuation Period, and after deduction of fees, charges and expenses of the Portfolio; for this purpose, we use the share value reported to us for the Portfolio plus the applicable dividend and capital gain rates on the ex-dividend date);

(b) is the value of the Portfolio shares held by the Variable Investment Option at the end of the preceding Valuation Period (taking into account any amounts allocated or withdrawn for that Valuation Period);

(c) is the daily Variable Separate Account charges for the expenses and risks of the Contract, times the number of calendar days in the Valuation Period, plus any charge for taxes or amounts set aside as a reserve for taxes.

SECTION 2.05-CHANGES WITH RESPECT TO VARIABLE SEPARATE ACCOUNTS

In addition to the right reserved pursuant to the section "Availability and Types of Investment Options", we reserve the right, subject to compliance with applicable law, including approval of the Employer, if required:

    (a) to add Variable Investment Options to, or to remove Variable Investment Options from, the Variable Separate Account(s), or to add other Separate Accounts;

    (b) to combine any two or more Variable Investment Options or sub-funds thereof;

    (c) to transfer the assets we determine to be the share of the class of contracts to which this Contract belongs from a Variable Investment Option to another Variable Investment Option;

    (d) to operate any Variable Separate Account or any Variable Investment Option as a management investment company under the Investment Company Act of 1940; in which case charges and expenses that otherwise would be assessed against an underlying trust or investment company would be assessed against the Variable Separate Account.

    (e) to operate any Separate Account or any Variable Investment Option as a unit investment trust under the Investment Company Act of 1940.

    (f) to deregister the Variable Separate Account under the Investment Company Act of 1940;

    (g) to restrict or eliminate any voting rights as to the Variable Separate Account;

    (h) to cause one or more Variable Investment Options to invest some or all of their assets in one or more other Portfolios.

    (i)    to close an Investment Option to Transfers and Contributions.

We reserve the right to add a Variable Investment Option in which (i) there are periods during which Contributions are restricted, (ii) amounts therein may be automatically liquidated pursuant to the investment policy of the Variable Investment Option, and (iii) investments therein may mature. We will have the right to reallocate amounts arising from liquidation or maturity according to the Participant's allocation instructions then in effect. If no such allocation instructions have been made, the reallocation will be made to a designated Investment Option, or to the next established Variable Investment Option of the same type as described in this paragraph.



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A Portfolio of a Variable Investment Option might, in our judgment, become unsuitable for investment by a Separate Account or a Variable Investment Option because of legal, regulatory, or federal income tax restrictions. In such event, shares of another series or shares of another unit investment trust may be substituted for shares already purchased with respect to the Separate Account or as the security to be purchased in the future, provided that such substitution meets applicable federal income tax guidelines and, to the extent required by law, has been approved by the Securities and Exchange Commission and such other regulatory authorities as may be necessary.

If the exercise of these rights results in a material change in the underlying investments of a Variable Separate Account or Variable Investment Option, the Employer will be notified of such exercise, as required by law.

SECTION 2.06-FIXED MATURITY OPTIONS

Amounts allocated to the Fixed Maturity Options are held in our Separate Account No. [48].

We have the right, subject to compliance with applicable law, to: (a) add new Separate Accounts to be used for the same purpose as Separate Account [48], (b) divide Separate Account [48] into two or more Separate Accounts to be used for the same purpose, and (c) combine Separate Account [48] with any other Separate Account that is used for the same purpose as Separate Account [48].

Each Fixed Maturity Option is subject to a market value adjustment formula that may result in adjustments, positive or negative, in benefits. Such market value adjustment will not apply upon transfer to a new Fixed Maturity Option or to another Investment Option on the Fixed Maturity Option's Expiration Date. The amount in a Fixed Maturity Option before application of a market value adjustment is called the Fixed Maturity Amount. Before the Expiration Date, the Annuity Account Value in a Fixed Maturity Option on any day will reflect the market value adjustment that we would make if the entire amount in the Fixed Maturity Option were withdrawn.

1.   Fixed Maturity Options

     We may offer one or more Fixed Maturity Options. For each such Fixed Maturity Option, we guarantee to credit interest at the Rate to Maturity. Interest will be credited daily to amounts in the Fixed Maturity Options. The duration of each Fixed Maturity Option offered under the Participant's account under this Contract and the Rate to Maturity, which applies to each Fixed Maturity Option, will be furnished by us upon request. The Fixed Maturity Option duration(s) and the Rate to Maturity for each Fixed Maturity Option elected by the Participant upon issuance of the Participant's Certificate will be shown in the Certificate.

     Contributions and transfers to a Fixed Maturity Option as described in Part III "Contributions, Allocations and Discontinuance" will be allocated according to the Participant's election. Contributions or transfers into a Fixed Maturity Option will receive the Rate to Maturity applicable to the elected Fixed Maturity Option on the Transaction Date. The Fixed Maturity Amount of a Fixed Maturity Option is equal to the amount allocated to that Fixed Maturity Option, plus interest at the Rate to Maturity, minus withdrawals, transfers and charges, if any, deducted from the Fixed Maturity Option and adjusted for any market value adjustment previously applied.

     The last day of a Fixed Maturity Option is the Expiration Date. We will notify the Participant at least 15 days but not more than 45 days before the Expiration Date of each Fixed Maturity Option. One of the following three options may be elected at the Expiration Date, none of which will result in a market value adjustment:

     (a) transfer the amount in the Fixed Maturity Option into another Fixed Maturity Option of any available duration that we then offer;

     (b) transfer the amount in the Fixed Maturity Option to another Investment Option;

     (c) make a withdrawal from the amount in the Fixed Maturity Option (subject to any withdrawal charges and applicable restrictions which may apply pursuant to the section "Restrictions on Distributions" and the section "Withdrawal Charges").



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     If no election is made with respect to amounts in a Fixed Maturity Option as of the Expiration Date, such amounts will be transferred into a Fixed Maturity Option with the earliest available Expiration Date that occurs after the then current calendar year. If we are not offering new Fixed Maturity Options then such amounts will be transferred into the Money Market Variable Investment Option. During the 30 days following the Expiration Date, the amount in the Fixed Maturity Option (less any withdrawals or transfers made or charges deducted during such 30 day period) may be transferred into a new Fixed Maturity Option or other Investment Option. A market value adjustment will not apply. In no event may the Participant elect a Fixed Maturity Option that extends beyond the Annuity Commencement Date.

2.   Transfers, Withdrawals, Death and Annuity Benefits

     If a request is made, other than as described in item 1 above, for a transfer to an Investment Option as described in the section "Transfer Requests" or a withdrawal as described in the section "General Withdrawals", any such transfer or withdrawal from a Fixed Maturity Option, will be subject to a market value adjustment described below. The market value adjustment will be in addition to any charges that apply as described in the section "Withdrawal Charges".

     Amounts applied from a Fixed Maturity Option to provide a death benefit as described in the section "Death Benefit", an annuity as described in Part VII "Annuity Benefits" or any other annuity form that we offer will be subject to a market value adjustment. A negative market value adjustment will not be imposed on a death benefit.

     No transfers are permitted to a Fixed Maturity Option from any Investment Option after the initial Contribution or transfer into such Fixed Maturity Option.

3.   Market Value Adjustment

     The market value adjustment upon transfer or withdrawal from a Fixed Maturity Option is determined as follows:

     (a) We determine the Fixed Maturity Amount that would be payable on the Expiration Date, of the Participant's Fixed Maturity Option using the Rate to Maturity for such Fixed Maturity Option.

     (b) We determine the period remaining in the Participant's Fixed Maturity Option (on the Transaction Date of the Participant's transfer or withdrawal) and convert it to fractional years based on a 365-day year. For example, three years and 12 days becomes 3.0329.

     (c) We determine the current Rate to Maturity that would apply on the Transaction Date to new allocations to the same Fixed Maturity Option, and add a current rate percentage that we determine up to a maximum of [0.50%].

     (d) We determine the present value of the Fixed Maturity Amount payable at the Expiration Date, using the period determined in (b) and the rate determined in item (c).

     (e)   We determine the Fixed Maturity Amount as of the Transaction Date.

     (f) We subtract (d) from the result in (e). The result is the market value adjustment (which may be positive or negative) applicable to such Fixed Maturity Option.

The market value adjustment (positive or negative) resulting from a withdrawal or transfer of a portion of the amount in a Fixed Maturity Option will be a percentage of the market value adjustment that would apply if the Participant were to withdraw the entire amount in that Fixed Maturity Option. The percentage is determined by dividing (i) the amount of the withdrawal or transfer from the Fixed Maturity Option by (ii) the Fixed Maturity Amount in such Fixed Maturity Option prior to the withdrawal or transfer.

The market value adjustment will be in addition to any charges which otherwise apply as described in Part IX "Charges".


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If we are not offering a Fixed Maturity Option to which the current " Rate to
Maturity" would apply, we will use the rate at the closest Expiration Date. If we are no longer offering new Fixed Maturity Options, we will use the "Moody's rate" which will be a rate based on the most recent Moody's Corporate Bond Yield Average - Monthly Average Corporates, for the duration required, as published by Moody's Investor Services, Inc. The rate for the numerator will be the Moody's rate for the initial duration of the Fixed Maturity Option on the date the allocation or transfer was made to such Fixed Maturity Option and the rate for the denominator will be the Moody's rate for the remaining duration on the date the withdrawal or transfer out is made. If such Moody's rate is not available, a rate based on a substantially similar average will be used.



2004EDCGAC                                                                    12

            PART III - CONTRIBUTIONS, ALLOCATIONS AND DISCONTINUANCE

SECTION 3.01-CONTRIBUTIONS

The Employer makes Contributions from time to time pursuant to the terms of the Plan.

We reserve the right to reject any Contributions of less than [$20.00] for any one Participant unless otherwise specified by the Code. We have the right to require a minimum aggregate amount of Contributions on an annual basis; the Application will specify if a minimum applies. If any such minimum amount requirement is not met, we have the right to deem that a termination of Plan participation has occurred and apply the terms of the section "Participant Accounts".

Each Contribution received by us on the Participant's behalf will, before its allocation under this Contract, be reduced by the amount of any applicable tax charge as described in Part IX "Charges".

Contributions to the Contract determined by reference to compensation are limited to the maximum amount that may be deferred for a Participant for any taxable year under Section 457 of the Code.

If and as permitted by the Plan and other applicable law we may agree to accept, subject to our rules at the time, "rollover contributions" from another eligible retirement plan described in Sections 457(e)(16) and 402(c) of the Code. Rollover contributions will be separately accounted for as required under the Code.

If we are notified that any Contributions would cause the Participant's account under this Contract not to qualify under Section 457(b) of the Code, we reserve the right to either (i) refuse to accept any such Contributions or (ii) apply such Contributions to a nonqualified deferred annuity contract for the exclusive benefit of the Participant and any Beneficiary. We are not required to monitor compliance with contribution limits under Section 457(b).

SECTION 3.02-ALLOCATIONS

Each Contribution (less any applicable tax charge in accordance with the section "Applicable Tax Charges") is allocated among Investment Options in accordance with the instructions submitted in a form acceptable to us by the Employer or Participant.

SECTION 3.03-DISCONTINUANCE OF CONTRIBUTIONS

Contributions under this Contract can be discontinued either by the Employer or by us.

If the Contract terminates or Contributions are discontinued no additional Contributions can be made and we will rely on the instructions provided by the Employer, or the Participant, if the Participant has severed from employment. All other terms and conditions of the Contract applicable to the Participant's account under this Contract will remain in effect with respect to the Participant. Amounts maintained in the Contract will continue to be subject to withdrawal charges, if any, based on the Participant's Participation Date.

If the Participant has severed from employment, his or her participation under this Contract will terminate. The Participant may elect subject to the approval of the Employer and the terms of the Plan to (a) maintain, subject to our agreement, the Certificate which will continue to be owned by the Employer or Trust or (b) make a withdrawal.



2004EDCGAC                                                                    13

                  PART IV - TRANSFERS AMONG INVESTMENT OPTIONS

SECTION 4.01-TRANSFER REQUESTS

Unless we are otherwise instructed by the Employer, the Participant may submit a request to transfer all or part of the amount held in an Investment Option to one or more of the other Investment Options. Transfer requests are subject to a minimum amount of [$300]. The request must specify the source(s) of Contributions, if applicable, to which the transfer applies. All transfers will be made on the Transaction Date and will be subject to the terms in the section "Transfer Rules" and to our rules in effect at the time of transfer. With respect to a Variable Separate Account, the transfers will be made at the Accumulation Unit Value next computed for that Transaction Date.

SECTION 4.02-TRANSFER RULES

Transfer requests must be in writing and delivered by U.S. mail to our Processing Office unless we accept an alternative form of communication (such as internet or automated telephone). The use of alternative forms of communication is subject to our rules then in effect for each such service. We may provide information about our rules and the use of communication services in the product prospectus, prospectus supplements or other notifications, as mailed to the Employer's last known address in our records from time to time. Any alternative form of communication that we make available may be changed or discontinued at any time. Communication services may be restricted or denied if we determine that the Participant used such services for market timing or other trading strategies that may disrupt operation of a Variable Investment Option or have a detrimental effect on the Accumulation Unit Value of any Variable Investment Option.

If the Employer has elected to have any Type B Investment Option available to the Participant, as described in the section "Types of Investment Options", whether or not the Participant has amounts in any such Investment Options, then the following applies unless otherwise specified in the Application:

The maximum amount that the Participant may transfer from the Guaranteed Interest Option to a Variable Investment Option or to a Fixed Maturity Option in any Participation Year is as follows:

    (a) A percentage, as stated in the Application, of the amount in the Guaranteed Interest Option on the last day of the prior
          Participation Year, or if greater,

    (b) The total of all amounts transferred at the Participant's request from the Guaranteed Interest Option to a Variable Investment Option or a Fixed Maturity Option in the prior Participation Year.

The percentage referred to in subsection (a) above may not be less than 5% or more than 25%.

If an amount was allocated to the Guaranteed Interest Option as a result of a total transfer of Plan funds (that is, a transfer initiated by the Employer on the Participant's behalf) from another funding vehicle, the maximum amount which may be transferred from the Guaranteed Interest Option for the transfer period in which such allocation occurred will be an amount equal to the percentage determined in (a) above, but applied to the amount initially allocated to the Guaranteed Interest Option on the Participant's behalf.

We reserve the right to:

    (1) limit transfers among or to the Variable Investment Options to no more than once every 30 days;

    (2) require a minimum time period between each transfer into or out of one or more specified Variable Investment Options;

    (3) reject transfer requests from a person acting on behalf of multiple Participants pursuant to a trading authorization agreement that we have accepted;



2004EDCGAC                                                                    14

    (4) impose conditions or limitations on transfer rights, restrict transfers or refuse any particular transfer if we are concerned that market timing, excessive trading or other trading strategies may disrupt operation of a Variable Investment Option or may have a detrimental effect on the Accumulation Unit Value of any Variable Investment Option or determine that the Participant has engaged in any such strategy;

    (5) defer transfers for up to six months, as described in the section "Deferment";

    (6)    revise our transfer rules; and

    (7) charge for any transfer made by the Participant between Investment Options, in any Participation Year, if the number of transactions exceed [12].

Any action taken pursuant to subsection (1) through (7) above will be made by us upon advance notice to the Employer.


2004EDCGAC                                                                    15

                     PART V-DISTRIBUTIONS AND DEATH BENEFITS

SECTION 5.01-RESTRICTIONS ON DISTRIBUTIONS

Payments of Cash Value pursuant to the section on "General Withdrawals" or Part VII "Annuity Benefits" are subject to the restrictions described in this section. We reserve the right to require proof acceptable to us that a request for payment under any of those sections is permissible under either the Plan before processing the requested transaction.

Except as otherwise permitted under Section 457 of the Code and in accordance with the terms of the Plan, amounts will not be paid to Plan Participants or their Beneficiaries earlier than (i) the calendar year in which the Plan Participant attains age 70 1/2 (ii) when the Plan participant has a severance from employment with the Employer or (iii) when the Plan Participant is faced with an unforeseeable emergency (within the meaning of applicable federal income tax Regulations).

We reserve the right to limit transfers of Cash Value, up to the amount of any Loan Reserve Account under this Contract, to another funding vehicle under the Employer's Plan or to another Governmental Employer Plan, while there is a loan outstanding as described in the section "Plan Loans".

SECTION 5.02-GENERAL WITHDRAWALS

All withdrawal requests will require the Employer's written authorization in a form acceptable to us, unless otherwise instructed by the Employer, specifying the portion of the Participant's Annuity Account Value that is available for distribution, the amount to be withdrawn and the Investment Option(s) from which the withdrawal is to be made. Withdrawals are subject to the restrictions in the section "Restrictions on Distributions".

Unless instructed otherwise, the amount withdrawn (including any withdrawal charge) will be deducted from the Investment Options in proportion to the amounts in such Investment Options.

We may decline to accept a request for a withdrawal of less than [$300], or where the withdrawal would violate the provisions of this section. If a withdrawal made under this section would result in an Annuity Account Value of less than [$500], we will inform the Participant and reserve the right to terminate participation under this Contract pursuant to the section "Participant Accounts".

Prior to making any payment, we may request from the Employer such information which may include a certification as we may reasonably require to determine if the withdrawal, alone or together with any previous withdrawal by the Participant is necessary and proper under the terms of the Plan.

We will pay any amount payable under this subsection as the Employer directs in writing and such payment will fully discharge us from all liability with respect to the amount paid.

SECTION 5.03-WITHDRAWAL FOR A DIRECT ROLLOVER

Unless otherwise instructed by the Employer on the Application, any withdrawal request from the Participant for a direct rollover to or from the Certificate must be made through the Employer.

The Participant (or Beneficiary) may elect to have all or any portion of the Cash Value or the Death Benefit described in this Contract, as applicable, paid directly to another "eligible retirement plan" in a "direct rollover transaction" in accordance with Sections 457, 402(c) and 401(a)(31) of the Code.



2004EDCGAC                                                                    16

In order to elect this option all of the following requirements must be met:

(A) The recipient of the distribution must be an eligible retirement plan maintained for the benefit of the Participant (or the Participant's spousal beneficiary).

(B) The distribution must not include any after-tax Contributions to the Contract except as otherwise permitted under the Code.

(C) The direct rollover option is not available to the extent that a minimum distribution is required under Section 401(a)(9) of the Code. See the section "Payment of Benefits and Required Minimum Distribution Rules". We reserve the right to determine the amount of the Required Minimum Distribution. If the Participant has elected a payment option in Part VII "Annuity Benefits" which is either a life-contingent annuity or paying substantially equal periodic payments for a period of ten years or more, the direct rollover option does not apply to those funds.

(D) The direct rollover option is not available for a distribution due to an unforeseen emergency, except as otherwise permitted under the Code.

SECTION 5.04-DEATH BENEFIT

Upon our receipt of due proof of the Participant's death and any required instructions, information and forms necessary to effect the payment (the Transaction Date), we will pay to the Participant's Beneficiary the amount of the death benefit. We will pay the death benefit in the form elected by the Beneficiary and reported by the Employer. Subject to the rules and laws then in effect the Beneficiary may elect:

(a) to receive the death benefit in a single sum;

(b) to apply the death benefit to purchase an Annuity Benefit in a form that we currently offer;

(c) to apply the death benefit to provide any other form of benefit that we offer.

If the Participant so elects in writing any amount that would otherwise be payable to a Beneficiary in a single sum will be applied to provide an Annuity Benefit. Subject to our rules then in effect, such election may be changed during the Participant's lifetime. Any such change must be made in writing in a form acceptable to us. The Participant's election cannot be changed by the Beneficiary. If at the Participant's death there is no election in effect, the Beneficiary may make such an election. In the absence of any election by either the Participant or the Beneficiary, we will pay the death benefit in a single sum.

The amount of the death benefit is equal to the greater of (i) the Annuity Account Value (without any negative market value adjustment that would otherwise apply) as of the Transaction Date less any unpaid loan balance including interest due but not paid, and (ii) the minimum death benefit. The minimum death benefit is the sum of all Contributions less any withdrawals, withdrawal charges (if applicable), and less any unpaid loan balance including interest due but not paid. Withdrawals will reduce the minimum death benefit on a pro rata basis. Reduction on a pro rata basis means that we calculate the percentage of the Participant's current Annuity Account Value that is being withdrawn and we reduce the Participant's current minimum death benefit by that same percentage.



2004EDCGAC                                                                    17

ENHANCED DEATH BENEFIT

If the Participant elects the Enhanced Death Benefit the following will apply to the amount of the death benefit instead of the amount of the death benefit described above. The amount of the death benefit will be equal to the greater of
(i) the Annuity Account Value (without any negative market value adjustment that would otherwise apply) as of the Transaction Date less any outstanding loan and accrued loan interest, and (ii) the Enhanced Death Benefit as of the date of the Participant's death.

On the Participation Date, the Enhanced Death Benefit is equal to the initial Contribution. Thereafter, the Enhanced Death Benefit will be reset every [three] years on the Participation Date anniversary to the Annuity Account Value if greater than the previously established Enhanced Death Benefit (adjusted for Contributions and withdrawals), up to the date the Participant attains age [85]. Contributions will increase the Enhanced Death Benefit on a dollar-for-dollar basis. Withdrawals will reduce the Enhanced Death Benefit on a pro rata basis, in the same manner as for the minimum death benefit described above.

Once elected at the time of enrollment the Participant may not terminate the Enhanced Death Benefit. The charge for the Enhanced Death Benefit will be a percentage of the Annuity Account Value on the Participation Date anniversary, see the section "Charges Deducted From Annuity Account Value".

BENEFICIARY

Subject to the terms of the Plan, the Participant may name one or more persons to be primary Beneficiary and one or more persons to be successor Beneficiary if the primary Beneficiary dies before the Participant. If the Participant has named two or more persons as Beneficiary, the Beneficiary will be the named person or persons who survive the Participant and payments will be made to such persons in equal shares or to the survivor. Unless the Participant specifically elects in writing otherwise, we will treat each Beneficiary's share of the death benefit payable as a separate account for the benefit of each Beneficiary as described in Treasury Regulation Section 1.401(a)(9)-8 Q&A A-2(a)(2) or any successor Regulation.

The Participant may change the Beneficiary during the Participant's lifetime and while coverage of the Participant under this Contract is in force. Any such change must be made in writing in a form acceptable to us. A change will take effect as of the date the written form is executed, whether or not the Participant is living on the date of receipt at the Processing Office. We will not be liable as to any payments made or actions taken before receipt of any such change at the Processing Office.

Any part of a death benefit payable as described in the section "Beneficiary" for which there is no named Beneficiary living at the Participant's death will be payable in a single sum to the Participant's spouse, if any, or if there is no spouse, then to the Participant's children who survive the Participant, in equal shares, or, if there are no surviving children, then to the Participant's estate.

SECTION 5.05-BENEFICIARY CONTINUATION OPTION

This section will apply only if the Participant dies before the Annuity Commencement Date, and the Beneficiary named under the "Beneficiary" section of this Contract is an individual. With the exception of the following paragraph, this section does not apply to any Beneficiary that is not an individual and the non-individual Beneficiary's portion of the death benefit is payable to such non-individual Beneficiary.

This Section applies to a non-individual Beneficiary only if it is a "see through trust". A see through trust is an irrevocable trust, valid under state law, the only beneficiaries of which are individuals, and which trust has met applicable documentation requirements under applicable Regulations as we may determine. If such a "see-through trust" described in Treasury Regulation
Section 1.40(a)(9)-4 Q&A, or any successor Regulation, is the Beneficiary named pursuant to the "Beneficiary" section of the Contract, the successor Participant is the oldest Beneficiary of such trust.

2004EDCGAC                                                                    18

If this Section applies and there is more than one Beneficiary, the Participant's entire interest in the Participant's account under this Contract will be apportioned among the Participant's Beneficiaries as the Participant designates pursuant to the "Beneficiary" section of this Contract.

If the Beneficiary qualifies to continue the Participant's account under this Contract, and we receive that Beneficiary's completed election no later than September 30 of the calendar year following the calendar year of the Participant's death and before any contrary election is made, that Beneficiary may continue the Participant's account under this Contract pursuant to this Section under the terms set forth in (a) through (i) below. Each such Beneficiary electing to continue his or her portion of the interest under the Participant's account under this Contract is a " Continuation Beneficiary".

For any Beneficiary who does not timely elect to continue his or her portion of the interest under the Participant's account under this Contract, we will pay that Beneficiary's share of the death benefit pursuant to the "Death Benefit" section of this Contract, in a lump sum. The terms of the Beneficiary Continuation Option are as follows:

     a. If the Beneficiary Continuation Option is elected, then as of the date we receive due proof of the Participant's death, and any required instructions, information and forms necessary to effect the Beneficiary Continuation Option feature, we will increase the Annuity Account Value to equal the applicable death benefit if such death benefit is greater than such Annuity Account Value.

     b. Each Continuation Beneficiary will automatically become the Participant as defined in the Contract with respect to that Continuation Beneficiary's portion of the interest in the Participant's account under the Contract. If the Participant has specifically elected under the "Beneficiary" section of the Contract that we not separately account for each Beneficiary's portion of the interest in the Participant's account under the Contract, the oldest Continuation Beneficiary will be the Participant for purposes of calculating the Required Minimum Distribution payments.

     c. Each Continuation Beneficiary will have the right to transfer amounts among the Investment Options with respect to that Continuation Beneficiary's portion of the interest in the Participant's account under this Contract.

     d. Any death benefit provision (including the minimum death benefit provision) will no longer be in effect.

     e   A Continuation Beneficiary cannot make any additional
         Contributions.

     f. Distributions to the Continuation Beneficiary with respect to that Continuation Beneficiary's portion of the interest in the Participant's account under this Contract will be made in accordance with requirements of the Code.

     g. A Continuation Beneficiary may withdraw the Annuity Account Value apportioned to such Continuation Beneficiary at any time; withdrawals made after we have received a Continuation Beneficiary's election to continue the Participant's account under this Contract are not subject to a withdrawal charge.

     h. Upon a Continuation Beneficiary's death, we will make a lump sum payment to the person designated by the deceased Continuation Beneficiary to receive that deceased Continuation Beneficiary's portion of the Annuity Account Value, if any remains. In the alternative, the deceased Continuation Beneficiary's designated Beneficiary may elect to continue the payment method originally elected by the deceased Continuation Beneficiary in accordance with the Code rules (Required Minimum Distribution Rules-Required Payments After Death).

     i. The Participant's account under this Contract cannot be assigned and must continue in the Participant's name for the benefit of the Participant's Continuation Beneficiary.



2004EDCGAC                                                                    19

                              PART VI - PLAN LOANS

SECTION 6.01-LOANS

Prior to the Participant's Annuity Commencement Date, the Participant may make a request for a loan subject to the terms of the Plan and the Code by completing a Loan Request Form.

We reserve the right not to permit a new loan if the Participant has previously defaulted on a loan and has not repaid the outstanding amount due.

The Loan Request Form together with the loan confirmation notice will be the loan agreement and will contain all of the terms of the loan which apply, including the amount of the loan, interest rate and the payment due dates.

A loan is effective on the date we specify and after we approve the Loan Request Form.

Only [one] outstanding loan is permitted at a time for each Participant.

A.  LOAN AMOUNT:

As a condition for granting a loan, we will require the Participant's representation that the loan amount requested, when aggregated with loans (principal plus interest) from all qualified plans of the Employer, does not exceed the greater of $10,000 or 50% of the value of the Participant's nonforfeitable accrued benefits, and in no event exceeds $50,000 less the highest outstanding balance of all loans from qualified plans of the Employer during the one year period ending on the day before the effective date of the loan. We reserve the right to also require that the Participant elect not to have income tax withholding apply with respect to any interest and/or loan principal that would otherwise be subject to withholding.

The minimum loan amount will be stated on the Loan Request Form. In no event will the minimum loan amount be less than [$1,000].

B.  LOAN TERM:

     The loan term will be for a maximum of five years. If the Loan Request Form indicates that the purpose of the loan is to purchase a principal residence, the loan term will be for a maximum of ten years. Repayment of the loan may be accelerated and full repayment of any unpaid principal and interest will be required upon the earliest of (1) the election and commencement of Annuity Benefits under the section "Commencement of Annuity Benefits", (2) the date of termination pursuant to the sections "Discontinuance of Contributions", "Participant Accounts" and "Termination of the Contract" or, (3) the date we pay a death benefit pursuant to the section "Death Benefit".

C.  LOAN RESERVE ACCOUNT:

     On the date the loan is effective, we will transfer to a "Loan Reserve Account" an amount equal to the sum of (1) the loan amount, which will earn interest at the "Loan Reserve Account Rate" during the loan term and (2) 10% of the loan amount, which will earn interest at the Guaranteed Interest Rate. The Participant may not make any partial withdrawals or transfers among Variable Investment Options or to another 457(b) funding arrangement or qualified employer plan from the Loan Reserve Account until after repayment of the principal amount then due. The Participant may specify on the Loan Request Form from which Investment Option(s) the Loan Reserve Account will be funded.

     The "Loan Reserve Account Rate" will equal the loan interest rate (see subsection D below) minus 2%, or such other percentage determined by us in accordance with our then current procedures. Such rate shall not be greater than permitted under any current applicable state or federal law.



2004EDCGAC                                                                   20

D.   LOAN INTEREST RATE:

     We will from time to time set the effective annual rate at which interest on a loan will accrue daily (the "loan interest rate"). Such rate will not be greater than any maximum rate required under any current applicable state or federal law. However, if a different rate is requested by the Employer we will substitute the rate subject to any limitations imposed by law. The rate so determined by us will be a reasonable rate based on prevailing rates available at the date of determination on loans, charged by persons in the business of lending money for loans that would be made under similar circumstances.

E.   REPAYMENTS:

     The loan must be repaid according to the repayment schedule, which will require that substantially level amortization payments of principal and interest be made no less frequently than quarterly, unless otherwise required or permitted by law. The loan may be repaid in full at any time, including interest due. We will first apply any payments to interest due, with the balance applied towards repayment of the loan principal. After any repayment is made, including full repayment of the loan, the principal amount repaid will be transferred from the Loan Reserve Account to the Guaranteed Interest Option.

F.   DEFAULT:

     By each due date (or specified date thereafter according to our then current procedures) if the amount of the loan payment is less than the amount due or the loan payment is not received at our Processing Office, we will treat the amount of the unpaid balance of the loan at that time, including interest due but not paid, as a deemed distribution for federal income tax purposes.

     If the amount in the Loan Reserve Account is not subject to the restrictions described in the section "Restrictions on Distributions", on default we reserve the right to deduct from the Loan Reserve Account an amount equal to the interest and principal payments due. We also reserve the right to deduct any withdrawal charges that apply and any required tax withholding.

     If the amount in the Loan Reserve Account is subject to the restrictions described in the section "Restrictions on Distributions", on default we will designate in the Loan Reserve Account an amount equal to the unpaid loan balance (interest and principal payments due) at the time of the default. When the Contract is no longer subject to the withdrawal restrictions of the section "Restrictions on Distributions", we will have the right to foreclose on this amount, and deduct any withdrawal charges that would have applied at the time of the default, plus any interest due, and any required tax withholding. This will be no later than the date the Participant reaches age 70 1/2 or we are notified in writing that another event has occurred which would permit amounts subject to restrictions on distribution to be paid. (Such an event includes but is not limited to severance from employment.)

G.   CHANGES:

     We have the right to change the loan terms, as long as any such change is made to maintain compliance with the terms of any applicable law or regulations that apply to this Contract.


2004EDCGAC                                                                    21

                            PART VII ANNUITY BENEFITS

SECTION 7.01-FORMS OF DISTRIBUTION

The Participant may elect (i) a single sum distribution, (ii) an Annuity Benefit, or (iii) any other form of payment of the Cash Value offered by us, subject to the terms of the Plan and the approval of the Employer.

SECTION 7.02-ELECTION/REPORT FOR ANNUITY BENEFIT

An election to have the Cash Value paid in the form of an Annuity Benefit can only be made if the Cash Value is at least $2,000. The Employer will report to us each Participant or other person with respect to whom an Annuity Benefit is to be provided under this Contract and whether all or a portion of the Cash Value is to be used for such Annuity Benefit. The report must be made before the first payment under such Annuity Benefit and must be in the form prescribed by us and will include all pertinent facts and determinations requested by us. We will rely on the reports and other information furnished by the Employer and will not inquire as to the accuracy or completeness thereof.

SECTION 7.03-ANNUITY BENEFIT FORMS

The "Normal Form" of Annuity Benefit is an Annuity Benefit payable on the Life-10 Year Period Certain Annuity Form described below, unless another form may apply pursuant to the terms of the Plan, or any other law that applies. We may offer other annuity forms available from us or from one of our affiliated or subsidiary life insurance companies. Such form may include the Joint and Survivor Life Annuity Form that provides monthly payments while either of the two persons upon whose lives such payments depend is living. The monthly amount to be continued when only one of the persons is living will be equal to a percentage, as elected, of the monthly amount that was paid while both were living.

The Life 10 Year Period Certain Annuity Form is an annuity payable during the lifetime of the person on whose life the payments depend, but with 10 years of payments guaranteed (10 years certain period). That is, if the Participant dies before the 10-year certain period has ended, payments will continue to the Beneficiary named to receive such payments for the balance of the certain period. In no event will the certain period exceed the life expectancy of the person on whose life the annuity payments depend in accordance with the Code. The Life 10 Year Period Certain Annuity Form is payable on a unisex basis.

SECTION 7.04-AMOUNT OF ANNUITY BENEFITS

If an Annuity Benefit payment is elected in lieu of the Cash Value, the amount applied to provide the Annuity Benefit will, unless otherwise specified by the Employer or required by applicable laws and regulations, be (1) the Annuity Account Value, if the annuity form elected provides payments for a person's remaining lifetime or (2) the Cash Value, if the annuity form elected does not provide such lifetime payments.

The amount applied to provide an Annuity Benefit may be reduced by a charge for any taxes, as described under the section "Applicable Tax Charges", that apply on annuity purchase payments. If we have previously deducted charges for applicable taxes from Contributions, we will not again deduct charges for the same taxes before an Annuity Benefit is provided. The balance will be used to purchase the Annuity Benefit on the basis of either (1) the Tables of Guaranteed Annuity Payments or (2) our then current individual annuity rates, whichever rates would provide a larger benefit with respect to the payee, or (3) any of our single consideration immediate annuity contracts offered at the time to the same class of Participants.



2004EDCGAC                                                                    22

SECTION 7.05-ANNUITY BENEFIT

Payments under an Annuity Benefit will be made monthly. An election may be made by the Employer on behalf of the Participant to have the Annuity Benefit paid at other intervals, such as every three months, six months, or twelve months, instead of monthly, subject to our rules at the time of election. This election may be made at the time the Annuity Benefit form as described in the section "Annuity Benefit Forms" is elected. In that event, all references in this Contract to monthly payments will be deemed to mean payments at the frequency elected.

SECTION 7.06-PAYMENT OF BENEFITS AND REQUIRED MINIMUM DISTRIBUTION RULES

As required under Sections 457 and 401(a)(9) of the Code and pursuant to the terms of the Plan, the entire interest of the Participant in this Contract is to be distributed or will begin to be distributed at least annually from this Contract beginning no later than the first day of April following the later of the calendar year in which the Participant attains age 70 1/2 or (b) retires from service with the Employer ("Required Beginning Date").

The amount to be distributed for a year is a "Required Minimum Distribution."

The entire interest may be distributed, as elected pursuant to the Plan and this Contract, over (a) the life of the Participant, or the lives of the Participant and a designated Beneficiary or (b) a period certain not extending beyond the Participant's life expectancy or the joint and last survivor life expectancy of the Participant and a designated Beneficiary. All distributions made hereunder shall be made in accordance with the requirements of Sections 457 and 401(a)(9) of the Code, and applicable Treasury Regulations including the incidental death benefit requirements of Section 401(a)(9)(G) of the Code.

If the Participant dies after distribution of the interest in this Contract described in the first paragraph of this Section has begun, the remaining portion of such interest will continue to be distributed at least as rapidly as under the method of distribution being used prior to the Participant's death.

If the Participant dies before distribution of the interest described in the first paragraph of this Section begins:

(1) If the Participant's interest is payable to a designated individual Beneficiary, then the entire interest will be distributed in accordance with Treasury Regulations over the life of the Beneficiary or over a period certain not greater than the life expectancy of the designated Beneficiary. Such distributions must commence on or before December 31 of the calendar year immediately following the calendar year of the Participant's death.

(2) If the designated Beneficiary is the Participant's surviving spouse, the date distributions that are required to begin in accordance with (1) above shall not be earlier than the later of (A) December 31 of the calendar year immediately following the calendar year of the Participant's death or (B) December 31 of the calendar year in which the Participant would have attained age 70 1/2.

(3) If neither (1) nor (2) applies, or if elected by the designated individual Beneficiary, then distribution of the entire interest in the Contract shall be completed no later than December 31 of the calendar year containing the fifth anniversary of the Participant's death.

Notwithstanding the above paragraphs and the following paragraphs of this Section, while any distribution shall be subject to requirements of the Code, any distribution shall also be subject to the terms of this Contract. That is, the forms of distribution shall be those that are made available by us at the time of the Participant's election.

Evidence of each payee's survival must be furnished to us either by personal endorsement of the check drawn for payment or by other means satisfactory to us.



2004EDCGAC                                                                    23

If a benefit payment under the terms of this Contract was based on information that is subsequently found to be incorrect, the benefit will not be invalidated, but an adjustment on the basis of the correct information will be made in the amount of the benefit payments, or any amount used to provide the benefit, or any combination thereof. Overpayments by us will be charged against, and underpayments will be added to, any payments thereafter falling due under this Contract with respect to the payee, affecting as many such payments as are necessary to correct the overpayment or underpayment. Our liability, with respect to a payee, is limited to the correct information and the actual amounts used to provide the benefits then in force with respect to the payee under this Contract.

If we receive evidence satisfactory to us that (i) a payee entitled to receive any payment under this Contract is physically or mentally incompetent to receive such payment or is a minor, (ii) another person or an institution is then maintaining or has custody of such payee, and (iii) no guardian, committee or other representative of the estate of such payee has been appointed, we may make the payments (in the case of a minor, at a rate not exceeding $200 a month) to such other person or institution, and will thereupon be fully discharged from all liability with respect thereto.

If a variable annuity form made available by us provides for payment for a period certain, such as 120 or 180 months, and thereafter during the remaining lifetime of one person, or of at least one of two persons, a payee for payments thereunder may elect, without the concurrence of any other person, to receive the commuted value of any remaining payments, provided no person upon whose life the income depends is surviving.

Pursuant to the section "Election/Report For Annuity Benefit", upon the election of an annuity form providing payments for a period certain, the Employer (or the Participant, if the Employer has advised us in writing that it is permitted under the terms of the Plan) may designate (with the right to change such designation) a payee to receive any payments that may become due after the death of the person or persons upon whose life or lives the income may depend.

Subject to the terms of the Plan, the payee may designate (with the right to change such designation and without the concurrence of any other person) a person or persons to receive any payments or installments payable after such payee's death, if the absence of such a designation would result in a single sum payment to such payee's estate in accordance with the following paragraph.

If at the death of any payee there is no designated person living entitled to receive any remaining payments or installments, we will pay in a single sum to such payee's estate the commuted value of any remaining payments or installments.

The commuted value of any such remaining payments will be determined on the basis of compound interest at the rate utilized in the actuarial rate basis applicable in determining the annuity amount.

If the amount to be applied hereunder is less than $2,000, or would result in an initial payment of less than $20, we may pay the amount to the payee in a single sum instead of applying it under the annuity form elected.

Payments under annuity forms with life contingencies terminate with the last payment due before the death of the person or persons upon whose life the income depends or the end of the certain period, whichever is later.

We will require satisfactory evidence of the age of any person upon whose life an annuity form depends.

SECTION 7.07-COMMENCEMENT OF ANNUITY BENEFITS

At or prior to the Annuity Commencement Date or age 70 1/2 we will notify the Participant of the payout options available under this Contract.

2004EDCGAC                                                                    24

Before the Annuity Commencement Date, the Participant may elect to change such date. The changed Annuity Commencement Date may be any date after the election is filed (other than the 29th, 30th, or 31st day of any month). Any election for such change must be made in writing by the Participant and will not take effect until received and accepted at our Processing Office.

No Annuity Commencement Date will, however, be later than the first day of the month that follows the date the Participant attains the "maximum maturity age" or, if later, the tenth anniversary of the Participation Date. The current maximum maturity age will be specified in the Participant's Certificate. We may change this age in conformance with applicable law.

SECTION 7.08-CONDITIONS

We may require proof acceptable to us that the person on whose life a benefit payment is based is alive when each payment is due. We will require proof of the age of any person on whose life an Annuity Benefit is based.

If a benefit was based on information that is later found not to be correct, such benefit would be adjusted on the basis of the correct information. The adjustment will be made in the number or amount of the benefit payments, or any amount used to provide the benefit, or any combination. Overpayments by us will be charged against future payments. Underpayments will be added to future payments. Our liability is limited to the correct information and the actual amounts used to provide the benefits.

If the age (or sex, if applicable as stated in the Tables of Guaranteed Annuity Payments) of any person upon whose life an Annuity Benefit depends has been misstated, the benefits payable will be based on the benefit amount applicable to those that would have been purchased at the correct age (or sex). Any overpayments or underpayments made by us will be charged or credited with interest at (a) the rate of [6%] or (b) the then current Guaranteed Interest Rate; we will determine which rate will apply, on a uniform and nondiscriminatory manner, for similar Contracts. Such interest will be deducted from or added to future payments.

If we receive proof satisfactory to us that (1) a payee entitled to receive any payment under the terms of this Contract is physically or mentally incompetent to receive such payment or is a minor, (2) another person or an institution is then maintaining or has custody of such payee, and (3) no guardian, committee or other representative of the estate of such payee has been appointed, we may make the payments to such other person or institution. In the case of a minor, the payments will not exceed $200. We will have no further liability with respect to the payments so made.

If the amount to be applied hereunder is less than $2,000 or would result in an initial payment of less than $20, we may pay the amount to the payee in a single sum instead of applying it under the annuity form elected.

SECTION 7.09-CHANGES

We reserve the right, upon advance written notice to the Employer, to change at any time on and after the fifth anniversary of the Contract Date, at intervals of not less than five years, the actuarial basis used in the Tables of Guaranteed Annuity Payments; however, no such change will apply to (A) any Annuity Benefit provided before the change or (B) Contributions made before such change that are applied to provide an Annuity Benefit.



2004EDCGAC                                                                    25

                        PART VIII - PARTICIPANT ACCOUNTS

SECTION 8.01-PARTCIPANT ACCOUNTS

The Employer will specify each Participant for whom an account is to be maintained under this Contract. The Employer will also specify by Participant each Contribution being remitted, the source, if applicable, to which each Contribution relates, and the allocation by source of such Contribution among the Investment Options. The terms of the section "Guaranteed Interest Option-Conditions", the section "Variable Investment Options /Accumulation Units and Unit Values" and the section "Fixed Maturity Options" apply separately with respect to each Participant's account under this Contract.

Subject to the terms of the Plan and the restrictions on distributions stated in the section "Restrictions on Distributions", we will at the Employer's request terminate the Participant's participation under this Contract by paying the Annuity Account Value to the Participant. This right will be exercised only if
(i) no initial Contributions have been received on the Participant's behalf within 120 days of the Participation Date under the Certificate, (ii) there have been no on-going Contributions received on the Participant's behalf during the last three completed Participation Years, and the Annuity Account Value is less than [$500], or (iii) a partial withdrawal is made that would result in the Participant's Annuity Account Value falling below [$500].

The designations or maintenance of any account under this Contract shall not give any Participant, or Beneficiary of the Participant or any other person any right or interest specific to the assets invested in the Investment Options of the Contract unless so specifically provided by the provisions of this Contract.



2004EDCGAC                                                                    26

                                PART IX - CHARGES

SECTION 9.01-WITHDRAWAL CHARGES

Payment made under Part V " Distributions and Death Benefits" may be subject to a withdrawal charge as specified in the Application.

The years of participation under the Prior Contract or Certificate, if applicable, may be included for purposes of determining the withdrawal charge.

The withdrawal charge will be reduced to the extent required to comply with any applicable state law.

We reserve the right to reduce or waive the withdrawal charge upon such events specified in the Application.

If the Plan is subject to a withdrawal charge then, a "Free Withdrawal Amount" will apply as follows:

"Free Withdrawal Amount" means an amount equal to 10% of the Annuity Account Value minus the total of all prior withdrawals (and associated withdrawal charges) in the current Participation Year minus any amount in the Loan Reserve Account without incurring a withdrawal charge. The free withdrawal amount when applicable may be changed but it will always be a percentage between 0% and 30%.

SECTION 9.02-EARLY WITHDRAWAL CHARGE

If requested by the Employer after the completion of a period agreed upon by the Employer and us not to exceed five Contract Years from the date as of which an agreement is entered into between the Employer and us and after the completion of each successive period, any assets of the Plan that are currently held in Participant accounts under the Contract will be transferred as soon as administratively practicable to a successor funding agency designated by the Employer unless, not later than 7 days before the date on which a transfer would otherwise occur, the Employer notifies us to renew that agreement. Such funds will be transferred in a single sum and no withdrawal charges will be applied in connection with such a transfer. However, upon termination of participation or a partial withdrawal prior to the end of the agreed upon period, a withdrawal charge may apply as described above in the section "Withdrawal Charges". We will not be responsible for the validity of any instructions by the Employer.

SECTION 9.03-THIRD PARTY TRANSFER CHARGE

We have the right to deduct a charge for each occurrence for a direct transfer to another annuity contract or custodian account that meets the requirements of
Section 457(b) of the Code. This charge, if any, will be specified in the Application and will not be less than $25 or greater than $65.

SECTION 9.04-EMPLOYER EXPENSE DEDUCTION

If the Employer so requests and we agree, we will deduct amounts from the Annuity Account Value requested by the Employer in accordance with the terms of the Plan to pay Plan operating expenses to a party designated by the Employer.

SECTION 9.05-CHARGES DEDUCTED FROM ANNUITY ACCOUNT VALUE

[OPTIONAL FEATURES]

Enhanced Death Benefit Charge

If the Participant elects the Enhanced Death Benefit the charge will be a percentage of the Annuity Account Value not to exceed [.15%]. This charge will be deducted on each Participation Date anniversary pro rata from the Guaranteed Interest Option and Variable Investment Options. If there are not sufficient amounts in those Investment Options, we will make up the required amounts from the Fixed Maturity Options.



2004EDCGAC                                                                    27

ADMINISTRATIVE CHARGE

As of each Processing Date, we will deduct Administrative Charges related to the administration and/or distribution of the Certificate from the Annuity Account Value. Such charges, if any, are shown in the Application. The amount of any such Charge may be increased to a maximum of $65 in accordance with the section "Changes".

The administrative charge, if applicable, will be deducted pro rata from the Guaranteed Interest Option and Variable Investment Options. If there are not sufficient amounts in those Investment Options, we will make up the required amounts from the Fixed Maturity Options. Also, the charge will be prorated for the Participation Year or portion thereof in which the Participation Date occurs or in which the Annuity Account Value is withdrawn or applied to provide an Annuity Benefit or death benefit.

We have the right to change the amount of the charges with respect to future Contributions. We will give the Employer and the Participant advance notice of any such change.

SECTION 9.06-TRANSFER AND LOAN CHARGES

We reserve the right to impose a charge with respect to any of the following

1.) establishing and administration of a loan

2.) any transfer among Variable Investment Options (after the number of such transfers indicated in the section "Transfer Rules")

The amount of the charge, if any, will be set forth in the Application.

SECTION 9.07-VARIABLE SEPARATE ACCOUNT CHARGE

Assets of the Variable Separate Account will be subject to a daily asset charge as specified in the Application.

SECTION 9.08-PLAN RECORDKEEPING SERVICE CHARGES

If the Employer requests that we provide Plan recordkeeping services and we agree, the Employer will pay such charge directly to us or in the alternative the Employer may direct us to deduct such charge from Participant accounts. Such charges will be mutually agreed upon by the Employer and us.

SECTION 9.09 APPLICABLE TAX CHARGES

We reserve the right to deduct a charge that we determine to approximate certain taxes that may be imposed on us, including but not limited to premium taxes that may apply in the Participant's state of residence. The tax charge will be deducted from amounts applied to an Annuity Benefit in accordance with Part VII "Annuity Benefits". If the tax is imposed at a time other than when amounts are applied to an Annuity Benefit, we reserve the right to deduct the charge from Contributions in the section "Contributions" or withdrawals in the section "General Withdrawals".

SECTION 9.10-CHANGES

In addition to our right to reduce or waive charges as described in this Part IX of the Contract, we reserve the right, upon advance notice to the Employer, to increase the amount of any charge with respect to each Participant, subject to
(a) any maximum amount provided in this Part IX and (b) with respect to withdrawal and administrative charges deducted from the Annuity Account Value. The application of any increase is to be made on a prospective basis. We also reserve the right, upon advance written notice to the Employer, to increase the maximum amount of any charge provided in this Part IX or the Application, only with respect to Participants whose Participation Date occurs after the effective date of the increase, but not to exceed the maximum amount then permitted by any law that applies.



2004EDCGAC                                                                    29

                          Part X - UNALLOCATED ACCOUNT:

SECTION 10.01 UNALLOCATED ACCOUNT

Subject to the conditions set forth in this section, we will accept transfers of cash into this Contract; we do not accept in-kind asset transfers from a prior funding vehicle. When we receive cash transferred from a prior funding vehicle, the transferred amount will be credited as one lump sum to the Plan's Unallocated Account, as set forth in the Application. Any amount held in the Plan Unallocated Account becomes part of our Guaranteed Interest Option and will be credited with interest at the rate applicable to amounts held in the Guaranteed Interest Option. The transferred amount will remain in the Plan Unallocated Account until we have received all the information we require, including properly completed forms, to effect a transfer from the Plan Unallocated Account to a Participant account. With respect to each Participant, we will allocate amounts to each Participant's account only after the Employer provides instructions that are acceptable and necessary in order to complete the allocation process. We reserve the right to limit the period during which such instructions may be received to no more than [10] days from the initial transfer into the Plan Unallocated Account and to return funds to the Employer for which transfer information has not been timely received in good order. Under no circumstances will we be required to transfer to Participant accounts an amount in aggregate greater than the amount deposited by the Employer plus such interest as we credited to the Unallocated Account, unless otherwise expressly agreed upon between the Employer and us.

The Employer is solely responsible for effectuating the asset transfer in accordance with all applicable laws and regulations.



2004EDCGAC                                                                    29

                          PART XI - GENERAL PROVISIONS

SECTION 11.01-CONTRACT

This Contract and the Application constitute the entire contract between the parties and will govern with respect to our rights and obligations.

This Contract may not be modified, nor may any of our rights or requirements be waived, except in writing and signed by one of our authorized officers. In addition to the rights of change reserved by us as provided in this Contract, the Contract may be changed by amendment or replacement without the consent of any other person provided that such change does not reduce any Annuity Benefit provided before such change and provided that no rights, privileges or benefits under the Contract with respect to Contributions made hereunder prior to the effective date of such change may be adversely affected by an amendment to the Contract without the consent of the Employer.

We are under no obligation or by reason of issuance of this Contract either (a) to determine whether any payment, distribution or transfer under this Contract complies with the provisions, terms and conditions of the Plan or with applicable law or (b) to administer the Plan, including without limitation, any provisions required by any applicable law.

Subject to our approval, the Employer may designate another person to exercise rights under the Contract.

SECTION 11.02-STATUTORY COMPLIANCE

We reserve the right to amend this Contract without the consent of any other person in order to comply with applicable laws and regulations. Such right will include, but not be limited to, the right to conform the Contract to reflect changes in the Code, in Treasury regulations or published rulings of the Internal Revenue Service.

No amendment to this Contract may vest in any Employer any interest or control over any assets of the Plan invested in this Contract or cause any such assets to be used for or diverted to, purposes other than the exclusive benefit of Plan participants or their Beneficiaries.

The benefits and values available under this Contract will not be less than the minimum benefits required by any applicable federal and /or state law.

THE PROVISIONS OF THIS CERTIFICATE CONFORM TO THE MINIMUM REQUIREMENTS OF MONTANA LAW AND CONTROL OVER CONFLICTING STATUTES OF ANY STATE IN WHICH THE INSURED RESIDES ON OR AFTER THE PARTICIPATION DATE.

SECTION 11.03-DEFERMENT

Application of proceeds to provide a payment of a death benefit under Part V and payment of any portion of the Annuity Account Value (less any applicable withdrawal charge) will be made within seven days after the Transaction Date. Payments or applications of proceeds from a Variable Separate Account may be deferred for any period during which (1) the New York Stock Exchange is closed or trading is restricted, (2) sales of securities or determination of the fair value of the Variable Separate Account's assets is not reasonably practicable because of an emergency, or (3) the Securities and Exchange Commission, by order, permits us to defer payment in order to protect persons with interests in the Variable Separate Account. We may defer payment or transfer of any portion of the Annuity Account Value in the Guaranteed Interest Option and the Fixed Maturity Options for up to six months while the Participant is living.

SECTION 11.04-NONFORFEITABILITY, NONTRANSFERABILITY AND ASSIGNMENTS.

The Participant's entire interest under this Contract is nonforfeitable. This Contract is nontransferable except by surrender to us.


2004EDCGAC                                                                    30

Any interest under the terms of this Contract may not be sold, assigned, discounted, or pledged as collateral for a loan or as security for the performance of an obligation or for any other purpose to any person other than us.

2004EDCGAC                                                                    30

No amount payable under the terms of this Contract may be assigned or commuted, unless specifically provided for under the terms of this Contract, or encumbered by the payee, and, to the extent permitted by law, no such amount will in any way be subject to any claim against such payee.

Subject to the requirements of applicable law, no amount payable to the Participant or Beneficiary under the Contract may be assigned, commuted or encumbered by the payee and no such amount will in any way be subject to any claim against such payee. Such prohibition will not apply to any assignment, transfer or attachment pursuant to a qualified domestic relations order, as defined in Section 414(p) of the Code if such qualified domestic relations order is applicable as determined by the Employer, or the person (such as the plan administrator) designated, if any, in the Plan to make such determination. Any interest under the terms of this Contract may not be sold, assigned, discounted, or pledged as collateral for a loan or as security for performance of an obligation or for any other purpose to any person other than us.

This Contract is not transferable within the meaning of Section 401 (g) of the Code except by surrender to us.

It is impossible, prior to the satisfaction of all liabilities with respect to the Participants and Beneficiaries under the Plan, for any part of the assets and income of the Contract to be used for, or diverted to, purposes other than for the exclusive benefit of the Participants and Beneficiaries.

SECTION 11.05-OWNERSHIP RIGHTS

The Employer will hold all the assets of the Plan invested in this Contract including all Annuity Account Values and Cash Values of all Plan Participants in trust for the exclusive benefit of the Participants and the Participants' Beneficiaries under the Plan. This Contract is not subject to the claims of the general creditors of the Employer.

It is impossible, prior to the satisfaction of all liabilities with respect to the Participants and the Participant's Beneficiaries under the Plan, for any part of the assets and income of the Contract to be used for, or diverted to, purposes other than for the exclusive benefit of the Participants and their Beneficiaries under the Plan.

SECTION 11.06-EMPLOYER'S RESPONSIBILITY

The Employer will have responsibility for the administration of the Plan, Contributions, authorization of payments and other distributions hereunder. We will deal with the Employer in accordance with the terms and conditions of this Contract. We shall make no payment without written consent from the Employer, and we will be fully discharged of any liability therefore to the extent such payments are made pursuant to such direction from the Employer.

SECTION 11.07-PLAN STATUS

A "Section 457 Plan" is a plan or agreement that meets the requirements for qualification under Section 457 of the Code. The Employer is to provide evidence satisfactory to us that the Plan is a Section 457 Plan and, if at any time the Plan no longer meets the requirements of Section 457(b) of the Code, the Employer is to give us prompt written notice thereof.

If (a) within one year after the Contract Date, or such longer period as may be agreed upon in writing between the Employer and us, the Employer does not provide such evidence, or (b) the Employer gives notice that the Plan is no longer a qualified plan, then upon at least thirty days advance written notice to the Employer, we may:

(i) prohibit further Contributions under this Contract with respect to the Plan, and

(ii) withdraw from the Investment Options the amounts therein with respect to the Plan.


2004EDCGAC                                                                    31

In that event, at the Employer's option we will (i) terminate the Plan's participation under this Contract and pay the amounts held in the Investment Options with respect to the Plan, or (ii) we will transfer the amounts held in the Investment Options to another contract agreed to by both the Employer and us.

SECTION 11.08-TERMINATION OF THE CONTRACT

The Employer may terminate the Contract at any time by written notice in a form acceptable to us. The Contract will also terminate when Contributions are discontinued and the Annuity Account Value with respect to each Participant is zero.

SECTION 11.09-DISQUALIFICATION OF PLAN OR CONTRACT

If the Plan no longer meets all of the requirements of Section 457(b) of the Code, the Employer will notify us in writing. In that event, at the Employer's option, (i) we will terminate the Plan's participation under this Contract and pay the amounts held in the Investment Options with respect to the Plan, or (ii) we will transfer the amounts held in the Investment Options to another contract agreed to by both the Employer and us.

SECTION 11.10-MANNER OF PAYMENT

Unless the Employer and we agree, all amounts paid to or from this Contract are payable by check in United States dollars.

SECTION 11.11-REPORTS AND NOTICES

With respect to each Participant, at least once each year until the Annuity Commencement Date, we will furnish the Participant with a report showing for each Investment Option the Annuity Account Value, the number of Accumulation Units for each Variable Investment Option and for each Fixed Maturity Option, the Fixed Maturity Amount, market value adjustment, and Annuity Account Value.

The terms of this Contract which requires us to send a report or any written notice will be satisfied by our mailing any such report or notice to the Employer or Participant's last known address as shown in our records. Notifications of rules in effect and other matters of general applicability to this contract may be included in the product prospectus and prospectus supplements as mailed to such address from time to time. The notices and reports may also be delivered by electronic means as agreed upon between us and the Employer or Participant.

All written notices sent to us will not be effective until received in good order on a Business Day at the Processing Office.

SECTION 11.12 - CONTRACT HOLDER'S RESPONSIBILITY

If the Contract Holder is the trustee of a trust established pursuant to a trust agreement between us and said trustee and adopted by the Employer, such trustee will have no responsibility for Contributions or any payments or other distributions under the Plan or Contract or for the administration of the Plan or Contract. In addition, we will deal with such trustee in accordance with the terms and conditions of the trust agreement pursuant to which the trustee agreed to act as such and in such manner as the trustee and we agree, without the consent of any other person.


2004EDCGAC                                                                    32

                      TABLE OF GUARANTEED ANNUITY PAYMENTS

         Amount of Annuity Benefit payable monthly on the Life Annuity Form with Ten* Years Certain provided by application of $1,000.

 Retirement    Unisex      Length of       Retirement    Unisex     Length of
    Age        Factor    Period Certain       Age        Factor   Period Certain
     60         3.78           10              73         4.98          10
     61         3.84           10              74         5.11          10
     62         3.91           10              75         5.24          10
     63         3.99           10              76         5.37          10
     64         4.07           10              77         5.52          10
     65         4.15           10              78         5.66          10
     66         4.24           10              79         5.81          10
     67         4.33           10              80         6.04          9
     68         4.42           10              81         6.21          9
     69         4.53           10              82         6.49          8
     70         4.63           10              83         6.68          8
     71         4.74           10              84         7.00          7
     72         4.86           10              85         7.23          7

* Certain Period of 10 Years not to Exceed Life Expectancy

The amount of income provided under an Annuity Benefit payable on the Life Annuity form with Ten Years Certain is based on 2.5% interest and the 1983 Individual Annuity Mortality Table "a" projected with modified Scale "G".

We will calculate amounts required for ages or for annuity forms not shown in the above Table or for other annuity forms on the same actuarial basis.

If a variable annuity form is available from us and elected pursuant to the section "Annuity Benefit Forms", then the amounts required will be calculated by us based on the 1983 Individual Annuity Mortality Table "a" projected with modified Scale "G" and a modified two year age setback and on an Assumed Base Rate of Net Investment Return of 3.5% or 5.0%, whichever will apply, as we will inform you.


2004EDCGAC                                                                    33